Exhibit 99.3

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE BANCORPORATION ANNOUNCES DIRECTOR SMITH RESIGNATION

Albuquerque, NM—January 28, 2008—First State Bancorporation (“First State”) (NASDAQ:FSNM) announced today that Douglas M. Smith, M.D. has tendered his resignation from the Board of Directors effective January 24, 2008 for personal reasons. Dr. Smith has been a Director of the company since its initial public offering in 1993 and served on the Audit Committee and Nominating Committee. “Dr. Smith has been very instrumental in the growth of First State, we thank him for his generous and long term commitment as we grew into a $3.5 billion bank,” stated Michael R. Stanford, President and CEO, “his contribution was invaluable and we will miss his guidance.” Stanford continued.

ABOUT FIRST STATE

First State is a New Mexico-based bank holding company. First State provides commercial banking services to businesses through its subsidiary bank, First Community Bank. First Community Bank operates 61 branch offices, in New Mexico Colorado, Arizona, and Utah. On January 25, 2008, First State stock (NASDAQ:FSNM) closed at $12.47.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com. Investors and securityholders may also obtain these documents free of charge at the SEC’s website at www.sec.gov.